Exhibit 15.1

December 28, 2012

Pfizer Inc.

New York, New York

Re: Registration Statement (No. 333-183254) on Form S-1 of Zoetis Inc. (the animal health business unit of Pfizer Inc.)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated December 28, 2012 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York